Exhibit 10.6

Employment Agreement

Dear Michelle,

On behalf of McCormick & Schmick’s, it is with great pleasure that we offer you the position of Chief Financial Officer. This letter will serve to outline the terms of our offer. If the terms summarized are acceptable, please sign one (1) copy in the space provided and return to our office as soon as possible.

Base Salary & Bonus

Your annual base salary will be $285,000 with an annual performance and salary review, such annual period commencing on your start date. You will have the potential to earn an additional 50% of base salary in bonus. The bonus plan will be part of a senior executive plan based upon company performance against plan with performance targets specific to you to be mutually developed and approved by the Compensation Committee. You will be guaranteed a minimum bonus of $25,000 for 2010, with $10,000 payable March 31, 2010 and the remaining $15,000 paid no later than the date that other executive bonuses are paid or would be paid for 2010.

We will determine a mutually acceptable start date.

Stock Options

Upon commencement of your employment, you will be issued 100,000 options to purchase common stock of McCormick and Schmick’s Seafood Restaurants, Inc. which options will vest equally on the first through fourth anniversary of your start date, and with a strike price equal to the closing price of such common stock on your start date.

Health & Insurance Benefits

You will be entitled to participate in the McCormick & Schmick’s health, vision, and dental insurance plans with full family inclusion on the same terms as other senior executives.

401(K) Plan

You may, if eligible, participate in the 401(k) as outlined in plan documents as well as any other deferred compensation plans that may be developed in the future.

Vacation

You will be entitled to three weeks paid vacation plus 56 hours of personal paid time.

QC Program

You will be able to participate in the Quality Control program at the same level as other senior executives.

Severance

The company will provide six months base salary at your then-effective base rate of pay in the event of termination for any reason other than cause or, in the event of a change in control that does not result in an offer to you of continued employment, in a position reasonably equivalent to your position on the change of control date.

Michelle, we are extremely excited to have you join McCormick & Schmick’s and are confident of the impact you will make. On behalf of the Board of Directors, I am looking forward to working closely with you.

Please sign one copy of this letter in the space provided and return to our office as soon as possible. Once we have a signed copy from you the offer will be presented to the Board of Directors for formal approval. Until the Board has approved this offer, it is not deemed accepted.

Very truly yours,

McCormick & Schmick’s

/s/ WILLIAM T. FREEMAN
William T. Freeman Chief Executive Officer Dated: November 16, 2009

AGREED AND ACCEPTED:

/s/ MICHELLE M. LANTOW
Michelle M. Lantow Dated: November 16, 2009

Exhibit B

EXECUTIVE SEVERANCE AND NONCOMPETITION AGREEMENT

Michelle M. Lantow	Executive
1195 Sunningdale Court
Lake Oswego, OR 97034

McCormick & Schmick’s Seafood Restaurants, Inc.	Company
1414 NW Northrup Street, Suite 700
Portland, OR 97209

The Company considers the attraction and retention of highly qualified management personnel to be essential to promoting the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case of many publicly held corporations, the possibility of a change of control exists and this possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. To induce Executive to remain employed by the Company in the face of uncertainties about the long-term strategies of the Company and possible change of control of the Company and their potential impact on Executive’s position with the Company, this Agreement, which has been approved by the Board of Directors of the Company, sets forth the severance benefits that the Company will provide to Executive if Executive’s employment by the Company is terminated in the circumstances described in this Agreement.

1. Employment Relationship. Executive will be employed by the Company as Chief Financial Officer effective upon Executive’s first day of full time employment with the Company. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of the Company to provide the severance benefits specified in this Agreement in accordance with its terms.

2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive shall execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”) no later than 30 days after a Termination of Executive’s Employment (as defined in Section 8.1).

3. Compensation Upon Termination.

3.1 In the event of a Termination of Executive’s Employment (as defined in Section 8.1) at any time within the first three months of Executive’s employment other than for Cause (as defined in Section 8.2), and contingent upon Executive’s compliance with Section 10 and execution of the Release of Claims and the expiration of the seven-day revocation period provided by the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, without revocation of the Release of Claims by Executive, the Company shall pay or provide as severance pay and in lieu of any other compensation for periods subsequent to the date of termination in a single payment within ten days after the date of termination, an amount in cash equal to three months salary at the rate in effect immediately prior to the date of termination. If Executive’s employment with the Company terminates for any reason prior to a Change of Control (as defined in Section 8.3), other than at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control, Executive shall not be entitled to benefits under Section 4.

3.2 In the event of a Termination of Executive’s Employment (as defined in Section 8.1) at any time after the first three months of Executive’s employment other than for Cause (as defined in Section 8.2), and contingent upon Executive’s compliance with Section 10 and execution of the Release of Claims and the expiration of the seven-day revocation period provided by the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, without revocation of the Release of Claims by Executive, the Company shall pay or provide the following to Executive:

(a) As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a single payment within ten days after the date of termination, an amount in cash equal to six months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination.

(b) The Company shall pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of three months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination. Executive may use this payment for such continuation coverage or for any other purpose.

(c) If Executive’s employment with the Company terminates for any reason prior to a Change of Control (as defined in Section 8.3), other than at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control, Executive shall not be entitled to benefits under Section 4.

(d) A portion of the outstanding stock options held by Executive under the Incentive Stock Option Agreement of even date shall become exercisable as follows: (i) 2,083 shares multiplied by (ii) the number of full months that have elapsed between the last anniversary of the Vesting Reference Date, as defined in the Incentive Stock Option Agreement, and the termination date.

4. Compensation Upon Termination Following A Change of Control. In the event of a Termination of Executive’s Employment other than for Cause within 12 months following a Change of Control, or prior to a Change of Control at the direction of a person who has entered into an agreement with the Company, the consummation of which will constitute a Change of Control, and contingent upon Executive’s compliance with Section 10 and execution of the Release of Claims and the expiration of the seven-day revocation period provided by the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, without revocation of the Release of Claims by Executive, the Company shall pay or provide the following to Executive:

4.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a single payment within ten days after the date of termination, an amount in cash equal to six months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination.

4.2 The Company shall pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of three months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination. Executive may use this payment for such continuation coverage or for any other purpose.

4.3 All outstanding stock options held by Executive under all stock option and stock incentive plans of the Company shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement.

4.4 The benefits provided in this Section 4 shall be in lieu of and not in addition to benefits provided in Section 3. Executive shall not receive benefits under both Section 3 and Section 4.

5. Confidentiality; Noncompetition; Non-Solicitation.

5.1 Executive agrees that, subsequent to Executive’s period of employment with the Company, Executive will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any confidential information of the Company or any subsidiary, including any confidential information concerning their business, affairs, products, suppliers or customers; it being understood, however, that the obligations of this Section 5.1 shall not apply to the extent that such matters (a) are disclosed in circumstances where Executive is legally required to do so or (b) become generally known to and available for use by the public otherwise than by Executive’s wrongful act or omission.

5.2 For a 12-month period following the termination of the Executive’s employment with the Company, whether the termination is voluntary or involuntary, the Executive will not on behalf of himself or for any entity, business or person other than, the Company or any subsidiary of the Company:

(a) perform services of any nature or in any capacity whatsoever for any business, person, or entity which is engaged in a restaurant business and which is in competition with the Company or any subsidiary of the Company, which includes restaurants that serve predominately seafood entrees and that have an average per person check above $25.00;

(b) compete with the Company, including with respect to concepts developed during Executive’s tenure with the Company, anywhere in the United States, Canada or anywhere else in the world where the Company does business (the “Restricted Area”), or

(c) invest in or otherwise hold any interest in (except for passive ownership of up to 3% of the outstanding capital stock of any publicly traded corporation, so long as the Executive complies with clauses (a) and (b) above), a business, entity (including without limitation any business or entity started by the Executive) or person that competes with any product or service of the Company within the Restricted Area.

5.3 For a 12-month period following the termination of the Executive’s employment with the Company, whether the termination is voluntary or involuntary, the Executive will not on behalf of himself or for any entity, business or person other than, the Company or any subsidiary of the Company:

(a) hire, entice, induce, solicit or attempt to hire, entice, induce or solicit any employee of the Company or any affiliate of the Company to leave the Company’s employ (or the employ of any affiliate of the Company, as applicable) or cause any employee of the Company (or of any affiliate of the Company) to become employed in any business that competes with the Company (or such affiliate) for any reason whatsoever,

(b) assist or encourage in any manner, including without limitation through the providing of advice or information, any employee of the Company to leave the Company’s employ (or the employ of any affiliate of the Company, as applicable), or

(c) suggest or recommend in any manner, including through the providing of advice or information, that any business, person or entity hire, entice, induce, solicit, cause or attempt to hire, entice, induce or solicit or cause any employee of the Company to leave the Company’s employ (or the employ of any affiliate of the Company, as applicable).

5.4 In addition to other remedies that may be available to the Company, including injunctive relief, the Company shall have no obligation to pay any benefits to Executive pursuant to this Agreement, and Executive shall repay to the Company all benefits paid under this Agreement, if Executive violates Section 5.1, 5.2 or 5.3.

6. Tax Withholding; Subsequent Employment.

6.1 All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

6.2 The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

7. Other Agreements. If severance benefits are payable to Executive under any other agreement with the Company in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

8. Definitions.

8.1 Termination of Executive’s Employment. Termination of Executive’s Employment means that Executive has ceased to be an employee of the Company by reason of (a) the termination by the Company of Executive’s employment with the Company (including any subsidiary of the Company), (b) death or (c) Disability. For purposes of Section 4, Termination of Executive’s Employment shall also include termination by Executive, within 12 months of a Change of Control, for “Good Reason,” which means any of the following circumstances, provided Executive gives notice to the Company of his intent to terminate employment for Good Reason within 90 days after notice to Executive of such circumstances and such circumstances are not fully corrected by the Company within 30 days after Executive’s notice:

(A) the assignment of Executive a different title or job responsibilities that result in a substantial decrease in the level of responsibility from those in effect immediately prior to the Change of Control;

(B) a reduction by the Company or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control;

(C) a significant reduction by the Company or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

(D) the requirement by the Company or the surviving company that Executive be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control, except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

(E) the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) the assent to this Agreement contemplated by Section 8 hereof.

8.2 Cause. Termination of Executive’s Employment for “Cause” shall mean termination due to Executive’s (a) fraud (except that a mere allegation of fraud by a third party shall not be sufficient to constitute Cause, without further investigation by the Company); (b) material misrepresentation in connection with the performance of Executive’s job duties; (c) theft or embezzlement; (d) conviction of, or a plea of guilty or no contest to, a felony under the laws of the United States or any state thereof, or any other crime or violation that would tend to impugn Executive’s reputation or the reputation of the Company; (e) material violation of this Agreement; (f) violation of the Company’s Code of Conduct or its anti-harassment or anti-discrimination policy; (g) conduct that constitutes gross neglect or gross misconduct and that, in either case, results in significant economic harm to the Company or material harm to the Company’s reputation; (h) failure to satisfactorily perform any of Executive’s material employment duties inherent in Executive’s position or reasonably assigned to Executive by the Board of Directors, if such failure remains uncured 30 days after receipt of written notice by a representative of the Board of Directors.

8.3 Change of Control. A Change of Control shall mean that one of the following events has taken place:

(A) The shareholders of the Company approve one of the following (“Approved Transactions”):

(i) Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation after the Merger; or

(ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution;

(B) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(C) A tender or exchange offer, other than one made by the Company, is made for Company Common Stock (“Common Stock”) (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing at least 50 percent of the voting power of outstanding securities of the Company;

(D) the Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing 50 percent or more of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (B) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 50 percent or more of the voting power of outstanding securities of the Company.

8.4 Disability. Termination of Executive’s Employment based on “Disability” shall mean termination due to Executive’s absence from Executive’s full-time duties with the Company for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive’s duties.

9. Successors; Binding Agreement.

9.1 This Agreement shall be binding on and inure to the benefit of the Company and its Successors and assigns. Upon Executive’s written request, the Company will seek to have any Successor by agreement assent to the fulfillment by the Company of its obligations under this Agreement. If such a request is made, failure of the Company to obtain such assent prior to or at the time a company becomes a Successor shall constitute Good Reason for termination by Executive of his or her employment and, if a Change of Control of the Company has occurred, shall entitle Executive to the benefits pursuant to Section 4.

9.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

10. Resignation of Corporate Offices. Executive will resign Executive’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive agrees to provide the Company such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon applicable to contracts made and to be performed in Oregon.

12. Attorneys Fees. The Company shall pay all reasonable attorney’s fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under Section 4 of this Agreement.

13. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and the Company.

14. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

By:	/s/ WILLIAM T. FREEMAN	/s/ MICHELLE M. LANTOW
Name:	William T. Freeman	Michelle M. Lantow
Title:	Chief Executive Officer